Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 of Inverness Medical Innovations, Inc. for the registration of 1,550,933 shares of its common stock and to the incorporation by reference therein of our report dated February 20, 2003, with respect to the consolidated financial statements of Inverness Medical Innovations, Inc. included in its Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG, LLP

Boston, Massachusetts

November 20, 2003